CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement No. 333-168727 on Form N-1A of our report dated December 23, 2014, relating to the financial statements and financial highlights of First Trust Series Fund, comprised of First Trust Preferred Securities and Income Fund, First Trust/Confluence Small Cap Value Fund, and First Trust Short Duration High Income Fund, appearing in the Annual Reports on Form N-CSR for the year ended October 31, 2014, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 20, 2015